Exhibit 10.1

CONFIDENTIAL

CONTRACT NO.: KM20260201

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into on [Feb 26], 2026 (the “Effective Date”) by and between K-Mark Technology Ltd (“K-Tech”), and, [Aurora AZ Energy Ltd], a [Calgary corporation] (“Host”), (each of K-Tech and [Aurora AZ Energy Ltd.] is hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Host owns and operates facilities utilizing natural gas wellhead power resources, and has the requisite resources, qualifications, and capacity for hosting and operating K-Tech’s computer hardware specified on Addendum A (“K-Tech Equipment”), which may be revised from time to time by mutual written agreement of the Parties;

WHEREAS, K-Tech is the owner of the K-Tech Equipment and a mining hardware provider;

WHEREAS, the Parties intend to form a joint venture to develop, own, finance, construct, operate, and maintain one or more bitcoin mining,artificial intelligence and high -performance computing (“AI/HPC”) data center projects with initial IT capacity of more than 100 MW and potential expansion up to 500 MW (each, a “Project”, and collectively, the “Projects”), on sites controlled and supplied with power by Aurora. K-Tech will provide the K-Tech Equipment, including mining machines, high-performance computing hardware, containerized infrastructure, and the corresponding power generation units (gensets), which shall include all necessary accessories and ancillary equipment such as electrical cables, switchgear, connectors, control systems, and related installation materials required for the operation of such gensets. Through this cooperation, the Parties aim to achieve two core goals: (i) verify the feasibility of wellhead power generation, defined as achieving a sustainable online rate (Uptime Ratio) of 95% or above; and (ii) establish project replicability, defined as forming a documented cooperation model that can be applied to future wellhead power collaborations;

WHEREAS, K-Tech wishes to contract with Host to provide hosting and other services for the K-Tech Equipment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Service

Host will provide Hosting Services (as set forth in Addendum A) to K-Tech at the facility with specifications specified on Addendum A (the “Facility”) for the purposes of installing, using, operating, troubleshooting, maintaining, and repairing (the “Services”) the K-Tech Equipment. Host shall provide all equipment required for wellhead power generation (including generators, distribution systems, and related infrastructure) and corresponding technical support to ensure the normal operation of the K-Tech Equipment. Host shall ensure that Facility units and containers utilized in connection with this Agreement shall be clearly identified with respect to their affiliation with the arrangement pursuant to this Agreement. Upon reasonable request of K-Tech and in accordance with the terms set forth below in Clause 7.3, Host shall allow K-Tech to access, free of charge, the Facility to inspect the status of the Facility including but not limited to installation, removal, additions, subtractions or physical maintenance before the Operational Date. Host shall place, install, and connect the K-Tech Equipment to the power grids and the internet, and configure the K-Tech Equipment before the Operational Date such that all the K-Tech Equipment can commence normal operation as of the Operational Date.

If Host is required to sell power to the grid or strategically participate in emergency and/or economic demand response programs (each, a “Curtailment Event”), Host shall notify K-Tech by email of any curtailment as soon as commercial practicable. For the avoidance of doubt, K-Tech will share in the economic benefits of emergency and/or economic demand response programs as provided herein and in accordance with its Profit Share Allocation Ratio pursuant to Clause 4.1 (the “Curtailment Proceeds”). Host agrees to promptly disclose to K-Tech any participation in emergency and/or economic demand response programs. This disclosure shall include, but shall not be limited to, the name and description of the program. Host agrees to provide K-Tech, subject to Clause 14, with reasonable access to all relevant documentation and records related to its participation in emergency and/or economic demand response programs upon reasonable request.

Host shall be responsible for the day-to-day use, operation, troubleshooting and maintenance of the K-Tech Equipment, as well as the installation and removal of the K-Tech Equipment. In the event that any of the K-Tech Equipment requires replacement components or to be replaced in whole, K-Tech will pay for and provide such replacement materials during the first year. Beginning from the second year, if (a) any of the K-Tech Equipment requires being replaced in whole, then such replacement cost will be borne solely by K-Tech and (b) any of the K-Tech Equipment requires replacement components or maintenance, all replacement material costs and maintenance costs will be shared between K-Tech and Host in accordance with the Profit Share Allocation Ratio (as defined in Clause 4.1).

In the event all or part of the K-Tech Equipment are undeployed and/or are not ready for operation on the Operational Date or at any time thereafter (other than as permitted by the terms of this Agreement) due to reasons attributable to Host (“Nondeployment”), and such Nondeployment continues for at least one (1) months, K-Tech shall have the right, in its sole discretion, to remove all or part of the K-Tech Equipment which are undeployed from the Facility by giving at least ten (10) calendar days prior written notice to Host. The costs and expenses for removal of the K-Tech Equipment, including the cost of transporting the K-Tech Equipment to K-Tech’s designated destination in Alberta, Canada, shall be borne by Host.

Further arrangements and datils of the Hosting Services are set forth in Addendum A.

2.	Maintenance

2.1	Host Equipment

Host shall provide all the necessary tools of the trade required to perform its tasks under this Agreement and shall not recover any and all of the costs of these tools from K-Tech. Further, Host shall have its own equipment which it uses to provide the Services pursuant to this Agreement (“Host Equipment”).

Host shall provide and maintain Host Equipment in good working order with costs for such maintenance divided in accordance with Clause 2.2. Host shall be entitled to remove all Host Equipment for repair, replacement, or otherwise as Host may determine its reasonable discretion; provided that the removal, replacement or other change of any Host Equipment shall not cause Unreasonable Disruption (a 5% or more reduction of the total hashrate output by K-Tech Equipment) to the normal operation of K-Tech Equipment.

2.2	K-Tech Equipment

Host shall be responsible for the installation, operation, troubleshooting and maintenance of the K-Tech Equipment specified in Addendum A during the Term (as defined below) of this Agreement.

All maintenance, repair, replacement and adjustment of the K-Tech Equipment (collectively, the “Maintenance Services”) shall be conducted by Host (or its designated representative) at the Facility. For the repair of the mining containers that are part of the K-Tech Equipment, K-Tech will provide reasonable remote or temporary onsite support and may provide necessary parts. The Parties agree that all expenses in connection with the Maintenance Services shall be included in the All-in Electricity and Maintenance Cost Rate listed in Addendum A, unless such damage to the K-Tech Equipment is caused by Host’s breach of its obligations under this Agreement in which case Host shall solely assume such costs and expenses. Where expenses are to be borne by Host in accordance with this paragraph, such expenses shall be deducted from the Host Revenue for the corresponding month, calculated in accordance with Clause 4.1.

2.3	Uptime

K-Tech acknowledges that periods of downtime for the K-Tech Equipment are necessary and unavoidable to ensure such equipment is kept in good repair, order and operating condition. Host shall use reasonable efforts to avoid or minimize disruptions to the Services provided to K-Tech, which are caused by such maintenance, and shall use reasonable efforts to provide written notice to K-Tech prior to the commencement of the maintenance, identifying the anticipated duration.

Notwithstanding the foregoing, during the Term of this Agreement, Host will use its reasonable efforts to have the hosting services be uninterrupted for the Minimum Uptime Ratio as set forth in Addendum A of each month (which such percentage shall be adjusted to take into account any Curtailment Events, periods of routine maintenance, repair, downtime due to K-Tech Equipment failure (including the end of K-Tech Equipment useful life), and downtime caused by a Force Majeure Event for such month) (“Minimum Service Level”) for all K-Tech Equipment operated at the Facility.

In the event that the uptime continuously falls below the Minimum Uptime Ratio for more than thirty (30) days, K-Tech shall have the option to turn off any or all of the K-Tech Equipment at its sole discretion. K-Tech shall not incur any cost or minimum capacity charges by turning off any or all of the K-Tech equipment.

3

Except for the Uptime Exempt Events set forth in Addendum A, if the Uptime Ratio falls below 90% in any give month, Host shall compensate K-Tech, not as a penalty, the difference between 90% uptime and the actual uptime for each of such occurrence and K-Tech shall have the option to terminate this Agreement upon seven (7) days of notice. This is to be completed by re-adjusting the mining reallocation profits to ensure that K-Tech receives 90% of the theoretical mining profits.

2.4	Facility

Host shall perform such janitorial services, environmental systems maintenance, power plant maintenance, internet maintenance and other actions as are reasonably required to maintain the Facility for use as data centers and customer supporting infrastructure in a condition which is suitable for the placement of the K-Tech Equipment, and telecommunications and internet access equipment and satisfies the requirements set forth in Addendum A. Host will be solely responsible for handling any complaints from third parties with respect to the noise from the K-Tech Equipment and shall hold K-Tech and its affiliates harmless from any responsibility or costs arising out of or in relation to such complaints.

2.5	Surveillance

K-Tech shall have the right to install its own surveillance software in the K-Tech Equipment to remotely monitor the operation of the K-Tech Equipment; provided, that K-Tech will not have the ability to configure the K-Tech Equipment and further that such monitoring will not interfere with the operation of the K-Tech Equipment by Host.

Host shall install video surveillance systems at the Facility as reasonably required by K-Tech, which shall enable K-Tech or its designated person to monitor the operation of the K-Tech Equipment provided that Host shall comply with all applicable data protection laws and requirements. Host shall transmit the videos recorded by the surveillance cameras to K-Tech or its designated person in real time, so as to enable K-Tech or its designated person to monitor the operation of the K-Tech Equipment twenty four (24) hours per day.

2.6	Outage

In the event of a power outage that may affect the operations under this Agreement, Host shall promptly notify K-Tech according to the following provisions:

If the Host becomes aware of a scheduled power outage in advance, it shall provide written notice to K-Tech at least twenty-four (24) hours before the scheduled start time of the power outage. The notice shall include the expected start and end times of the power outage, the reason for the outage, and any other relevant information that may assist K-Tech in making necessary arrangements.

In the case of an unscheduled power outage, the Host shall notify K-Tech within twenty-four (24) hours of the Host’s discovery of the outage and shall include an estimated time for power restoration, if applicable.

If the Host fails to provide the required power outage notification in accordance with this Section 2.6, the Host shall compensate K-Tech for the losses resulting from the delayed notification. The compensation shall be calculated based on K-Tech’s losses during the period exceeding the twenty-four hours notification window. This compensation is separated from any other forms of compensation specified in this Agreement.

3.	Term, Renewal and Termination

3.1	Term

3.1.1	Term of this Agreement. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the terms of this Agreement, shall automatically terminate upon the conclusion of the Service Term set forth in the Addendum A (the “Term”).

3.2	Termination for Cause

In addition to any other termination rights in this Agreement, a Party may terminate this Agreement for cause without the payment of any fee or charge or other liability (except for any Required Payments set forth herein, if applicable) in respect of such termination upon the occurrence of any of the following events:

3.2.1	If a Party breaches this Agreement and fails to cure such breach within fifteen (15) days of its receipt of written notification thereof from the other Party (or within thirty (30) days of such receipt, if a reasonable plan for cure of such breach has been established by the breaching Party and substantial progress has been made in the implementation thereof by the end of such initial fifteen (15) day period), the nonbreaching Parties may terminate this Agreement;

3.2.2	If a Party becomes bankrupt, insolvent, or has any substantial part of its property become subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental authority, the other Party may terminate this Agreement;

3.2.3	If a Force Majeure Event (as defined below) lasts longer than thirty (30) consecutive days, either Party may terminate this Agreement;

3.2.4	If a court or other government authority having jurisdiction over Host and/or the Services prohibits Host from furnishing the Services to K-Tech or if any legislation in the jurisdiction where the Services are performed prohibits or is reasonably expected to prohibit the activities set forth in this Agreement, either Party may terminate this Agreement;

3.2.5	If Host’s operation of the K-Tech Equipment is under the Minimum Uptime Ratio for three (3) consecutive months; or

3.3	Termination by Mutual Consent

This Agreement may be terminated by mutual written consent of both Parties. In the event of such termination, all obligations and rights arising from this Agreement shall be extinguished, except for those obligations which by their nature are intended to survive the termination of this Agreement. This Parties shall cooperate in good faith to ensure a smooth transition and winding up of any outstanding matters related to this Agreement.

3.4	Effect of Termination

If this Agreement is terminated as provided above, this Agreement will be of no further force or effect, provided that the termination will not relieve any Party from any liability for any breach of this Agreement.

If the event of termination of this Agreement in accordance with Clauses 3.2.2, 3.2.3, 3.2.4, 3.2.5, and 3.3 hereof, neither Party is required to pay any compensation to the other Party other than the Required Payments set forth herein, if applicable. If this Agreement is terminated in accordance with Clause 3.2.1 hereof, the breach Party shall be liable to the other Party for breach of this Agreement.

Upon any expiration or termination of this Agreement (whichever is earlier), K-Tech will, at its own cost, remove all the K-Tech Equipment from the Facility within thirty (30) Business Days of such expiration or termination (whichever is earlier); provided, that if this Agreement is terminated by K-Tech due to reasons attributable to Host under Clause 3.2.1, Host shall bear the costs and expenses for removal of all the K-Tech Equipment, including the cost of transporting the K-Tech Equipment to K-Tech’s designated destination.

For the avoidance of doubt, “Business Day” means any day that is not a Saturday, Sunday, gazette public holiday, or any other day on which commercial banks are required or authorized by applicable laws to be closed in the United States of America, and China.

4.	Profit Allocation, Fees, and Payment

4.1	Profit Share. The Terms and Conditions of the Profit Share arrangement shall be set forth in the Addendum A.

5.	Taxes

Each Party shall be responsible for their own taxes and related compliance.

6.	K-Tech Audit Rights

Host shall employ its best effort to cooperate with client’s internal and external audit needs. Host shall maintain complete and accurate accounting records in accordance with generally accepted accounting practices, to substantiate its charges to K-Tech hereunder, during the Term of this Agreement and thereafter for a period of three (3) years from the date of final payment made under this Agreement. Such records, which related to the transactions between Host and K-Tech, shall include, but not be limited to, invoices and any and all charges set forth herein this Agreement. Host shall allow access by K-Tech, K-Tech’s employees or agents, including a third party of K-Tech’s choosing, to review Service’s Provider’s books and records for a period of up to five (5) years, at a date, time, and location agreed upon by the parties; provided, however, that (i) K-Tech provides Host with at least thirty (30) days’ notice of its intent to conduct such a review; (ii) any third party K-Tech chooses to perform such review shall not be a known competitor of Host; (iii) such third party will be subject to confidentiality obligations at least as protective as those imposed on K-Tech hereunder. K-Tech will notify Host if any review finds that Host owes payment to K-Tech within thirty (30) days of review closeout. Host shall make any payment owed to K-Tech in a timeframe consistent with the payment terms set forth herein.

7.	Network, Access and Security

7.1	Network

Host shall use its commercially best efforts to provide a minimum of 100mbps of local network connectivity to each single Ethernet segment including one set of Starlink internet equipment and a backup unit at each site. At Host’s election, either K-Tech shall be responsible for installing and maintaining a central router and working network firewall or Host will use Host’s standard firewall and Dynamic Host Configuration Protocol (“DHCP”) services without additional charges.

Host must not allow, and must take reasonable steps to prevent, the introduction of any Unauthorized Code into Host’s network, system or the Facility.

“Unauthorized Code” in this clause means any back door, time bomb, drop dead device, virus, Trojan horse, worm, or other harmful routing, code, algorithm or hardware component designed or used: (i) to disable, erase, alter or harm any computer system, computer program, database, data, hardware or communications system, automatically, with the passage of time, or under the control of any person, or (ii) to access any computer system, computer program, database, data, hardware or communications system.

7.2	Transmission over Network

Host is solely responsible for the content of any transmissions or storage utilizing the K-Tech Equipment. The use of another organization’s network or computing resources is subject to its respective permission and usage policies. Host agrees to comply with all applicable laws with regard to the transmission, storage and use of information and content.

K-Tech agrees not to use the Services provided hereunder for illegal purposes, to interfere with or disrupt other network users, network services or network equipment.

7.3	Access

Host shall provide access, without additional charges, to the Facility and the K-Tech Equipment to K-Tech and its authorized employees, agents, contractors, subcontractors, and their respective employees (“K-Tech Personnel”), subject to the following conditions:

7.3.1	K-Tech shall provide at least five (5) days’ prior written notice to Host prior to any inspection of the K-Tech Equipment;

7.3.2	K-Tech may inspect, but not otherwise perform any maintenance or repairs or otherwise interfere with, the K-Tech Equipment during normal business hours (MondayFriday); and

7.3.3	K-Tech may reasonably request immediate and/or after-hour access to the Facility to perform necessary emergency maintenance and Host shall use its reasonable best efforts to accommodate K-Tech’s after-hour emergency access requests.

For the avoidance of doubt, K-Tech’s access to the Facility to inspect the K-Tech Equipment does not otherwise entitle K-Tech to perform any maintenance, repair or emergency maintenance of the K-Tech Equipment.

7.4	Security

7.4.1	Host represents and warrants that it shall provide reasonable site security at the Facility. Host shall take reasonable and responsible measures to protect the security of all of the K-Tech Equipment and ensure that access to the Facility and all of the K-Tech Equipment shall be monitored and restricted at all times. Host shall provide K-Tech with prompt written notice if unauthorized access to the Facility or the K-Tech Equipment occurs. In the event of any losses or damages to the K-Tech Equipment caused by a third party, Host shall provide assistance to resolve any disputes regarding such losses or damages, but will not under any circumstances be liable for any such losses or damages unless due to a breach of the Agreement by Host or the gross negligence or intentional and willful misconduct of Host.

7.4.2	Host represents and warrants that there will be no ownership disputes regarding the Facility. Host agrees to allocate a dedicated and independent space to facilitate the operations of K-Tech Equipment. This designated area must be configured to ensure that K-Tech Equipment is clearly and physically distinguished from that of other customers to prevent any potential confusion or disputes.

8.	POC Project Purpose and Goals:

NOTWITHSTADING ANYTHING TO THE CONTRARY IN THIS AGREEMENT:

8.1	The primary purpose of this Agreement is to conduct the Project as a joint experiment to validate the efficient utilization of natural gas wellhead power for bitcoin mining and high performance computing. The Parties shall collaborate to meet the following goals:

(a)	Feasibility of Wellhead Power Generation: Demonstrate that the Project can achieve and maintain a sustainable Uptime Ratio of 95% or above.

(b)	Project Replicability: Upon completion of the Project, develop a cooperation model that can be replicated for future wellhead power projects, including the preparation of a written document.

(c)	The Project must complete the installation, debugging, and power-on of all power generation equipment and K-Tech Equipment within [the agreed period].

8.2	Verification Period and Evaluation

(a)	Observation Period: The Parties agree to establish a three (3)-month observation period commencing from the effective date of this Agreement (the “Observation Period”). During the Observation Period, if the actual online rate falls below ninety percent (90%) of the agreed online rate, the Host shall rectify such deficiency within seven (7) working days. If the online rate remains below the agreed threshold following such rectification period, the K-Tech shall have the right to terminate this Agreement immediately upon written notice to the Host.

(b)	Post-Observation Compensation: Following the expiration of the Observation Period, if the actual online rate falls below ninety percent (90%) of the agreed online rate in any subsequent period, the Host shall be obligated to provide compensation to the K-Tech. The compensation amount shall be calculated as follows: (90% - actual online rate) × theoretical total revenue of the mining machines.

(c)	Project Completion Verification: Host shall provide usage or test reports, or share relevant project usage and testing information, to K-Tech for confirmation. Upon K-Tech’s written confirmation of such reports or information, the project experiment shall be deemed completed.

9.	Other Responsibilities of Host; Representations and Warranties of Host and K-Tech

9.1	Service Standards

Host shall at all times use K-Tech Equipment, maintain the Facility and provide the Services, in a safe and respectful manner consistent with the industry prudent standards, and according to the requirements as agreed by the Parties in writing. K-Tech shall provide one (1) month remote video training on the operation and maintenance of the K-Tech Equipment to Host and its designated employees and shall assign a competent technician to act as the main contact for technical support. The time and frequency for such training shall be mutually agreed between the Parties.

Host shall be liable for the integrity and security of K-Tech Equipment. Host shall provide industry standard network security services to identify potential security breaches involving K-Tech Equipment or the Facility. Host shall not provide any tests, tools, or techniques intended to gain unauthorized access to the K-Tech Equipment or K-Tech’s personal property.

9.2	Compliance with Laws

Host’s use and operation of the Facility and the K-Tech Equipment located at the Facility, must at all times conform to all applicable laws, including international laws (to the extent applicable), the laws of the country in which Host is doing business, and the laws of the country where the Facility is located.

9.3	License and Permits

Host shall be, at its own cost and expense, solely responsible for obtaining and maintaining all necessary and required licenses, permits, consents, or approvals from any federal, state or local government, which may be necessary to use and operate the Facility and to install, possess, maintain and operate the K-Tech Equipment.

9.4	Representations and Warranties by Host

Host represents and warrants to K-Tech that that as of the date of this Agreement:

9.4.1	Host (a) is properly constituted and organized, and (b) has full power and authority to enter into this Agreement and perform its obligations hereunder;

9.4.2	The performance by Host of its obligations hereunder will not violate any applicable laws or the terms of any other agreement to which it is a party or by which it is bound, or require the consent of any third party;

9.4.3	The Services provided by Host as contemplated under this Agreement do not and will not infringe, violate, or misappropriate the intellectual property rights of any person or entity anywhere in the world; and shall be performed with a professional level of quality conforming to generally accepted industry standards and in compliance, in all material respects, with all applicable laws, regulations and rules;

9.4.4	Host has exercised due skill and care in selecting the Facility, that the Facility is appropriate for its intended use, and that it is not aware of any reason why it cannot provide the Services at the Facility. The Facility will conform in all material respects to the descriptions set out in Addendum A and is and shall remain in good operating condition and fit for use for mining operations;

9.4.5	Host has full power, authority and right to access and use the Facility, and the electricity and water in the Facility, and such access or use will not violate the terms of any other agreement or arrangements to which it is a party or by which it is bound. The underlying lease (if any), with respect to the Facility, or other superior real estate in the Facility, has a term that extends past the Term of this Agreement;

9.4.6	Host has not granted, and will not grant, any third party any security interest in or lien on the K-Tech Equipment, or otherwise allow any third party to dispose of the K-Tech Equipment. The Parties agree that, although Host may store, use, or install the K-Tech Equipment at its Facility, K-Tech Equipment is and shall remain the exclusive property of K-Tech and shall not be deemed to become a fixture of the Facility or otherwise so related to the Facility as to give rise to a similar interest to Host under applicable real estate law. Host shall not grant or otherwise facilitate any third party to obtain any lien, security interest, or other encumbrance to attach to any of K-Tech Equipment or any cryptocurrencies generated by the K-Tech Equipment (other than with respect to the Host Revenue portion thereof), and shall defend and hold K-Tech harmless from any claim by a third party of any such lien, security interest, or encumbrance. Host shall take all necessary action to effectuate the provisions of this Agreement, including the grant of access to K-Tech, notwithstanding any adverse condition of Host, such as bankruptcy or other insolvency proceedings. Host shall promptly notify K-Tech if any such written claim or written notice related to the K-Tech Equipment was received by Host.

9.5	Representations and Warranties by K-Tech

K-Tech represents and warrants to Host that that as of the date of this Agreement:

9.5.1	K-Tech (a) is properly constituted and organized, and (b) has full power and authority to enter into this Agreement and perform its obligations hereunder;

9.5.2	The performance by K-Tech of its obligations hereunder will not violate any applicable laws or the terms of any other agreement to which it is a party or by which it is bound, or require the consent of any third party;

9.5.3	Neither it, nor its affiliates, nor any of its or their respective directors, officers, nor to its or their knowledge, their employees, representatives, advisers, or agents, is a subject to sanctions and neither it, nor its affiliates, nor to their knowledge, its or their respective representatives, or agents, has or will engage in any dealings or transactions (a) with any person subject to sanctions in connection with this Agreement, (b) involving actions subject to sanctions laws or (C) otherwise in violation of sanctions laws;

9.5.4	No administrator, receiver or equivalent person has been appointed in respect of the whole or any part of the assets or undertaking of K-Tech and no request for bankruptcy or other similar proceeding has been filed or is contemplated by K-Tech; and

9.5.5	There are no legal proceedings to which K-Tech is a party or which are threatened against K-Tech, which might affect its ability to perform its obligations under this Agreement.

10.	Insurance

For so long as there is any K-Tech Equipment on the site of the Facility or otherwise in the possession of Host, Host shall secure such K-Tech Equipment on-site according to industry best practices. During such period, K-Tech shall maintain property, casualty and general liability insurance protecting all of the K-Tech Equipment from theft, damage or other harm, with one or more insurance companies with a local reputable insurance company and with policy limits customary for the industry. Upon request, K-Tech shall provide to Host one or more certificates evidencing such insurance coverages. The cost for placement of the foregoing insurance shall be borne by K-Tech.’’

Without limiting any other obligation or liability of Host under this Agreement, Host agrees that upon execution and throughout the term of this Agreement, Host shall procure and maintain the following insurance coverage:

Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence,

Workers Compensation with statutory limits as applicable in any State in which Host conducts business and Employers Liability Insurance with limits of not less than One Million Dollars ($1,000,000).

Certificate of Insurance. Upon executing this Agreement or commencing work under this Agreement, Host will provide and maintain a valid Certificate/Proof of Insurance evidencing all required coverage per this Agreement. Said Certificate of Insurance shall include evidence as necessary to demonstrate that all required conditions have been met.

11.	K-Tech Equipment; Inspection; Installation;

11.1	Ownership of K-Tech Equipment

K-Tech represents, warrants and covenants that it owns or has the legal right and authority, and will continue to own or secure the legal right and authority, during the Term of this Agreement, to use the K-Tech Equipment and software located in the Equipment Space.

11.2	K-Tech Equipment in Good Working Order Upon Delivery

K-Tech shall ensure all K-Tech Equipment is in good working order upon arrival at the Facility. It is understood that K-Tech is responsible for any costs associated with the troubleshooting and repair of K-Tech Equipment received in non-working order upon arrival at the Facility, subject to the inspection requirements set forth in Clause 11.3, including labor and parts. Host is not responsible in any way for installation delays or loss of profits as a result of the K -Tech Equipment deemed not to be in good working order upon arrival at the Facility. Upon acceptance or deemed acceptance of the K-Tech Equipment pursuant to Clause 11.3 and subject to the provisions of Clause 2.2, Host shall be responsible for the routine troubleshooting, maintenance and repair of the K-Tech Equipment.

11.3	Inspection

Host shall, within thirty (30) calendar days upon receipt of the K-Tech Equipment at the Facility (the “Inspection Period”), inspect the K-Tech Equipment and confirm that the K-Tech Equipment is in good working order in writing. In the event that Host identifies any defect in the K-Tech Equipment, Host shall notify K-Tech of each equipment claimed to be defective within the Inspection Period, together with the particular defect for each such equipment. The Parties agree to work in good faith to resolve any claim that any K-Tech Equipment is defective. K-Tech shall properly deal with any K-Tech Equipment that is claimed to be defective by Host during the Inspection Period, including but not limited to, repairing the defective K-Tech Equipment, or replacing the defective K-Tech Equipment with the equipment functioning properly. If Host fails to confirm the good working condition of the K-Tech Equipment in writing or notify K-Tech of any defect in the K-Tech Equipment within the Inspection Period, it shall be deemed that Host has accepted the K-Tech Equipment and confirmed that the K-Tech Equipment are in good working condition upon the expiry of the Inspection Period.

11.4	Installation

Host shall install, configure and test, at its sole cost and expense, all the K-Tech Equipment after acceptance of the equipment in accordance with the requirements as agreed by the Parties, and make sure that the K-Tech Equipment starts operation within six (6) months upon expiry of the Inspection Period. K-Tech shall provide all reasonably necessary off-site technical support and assistance required to facilitate the installation of the K-Tech Equipment such that the K-Tech Equipment can start operation within six (6) months upon expiry of the Inspection Period. Host shall send K-Tech the serial numbers of the online miners to K-Tech within three (3) days of such miners’ coming online.

Host shall inspect the K-Tech Equipment regularly and use its commercially reasonable efforts to maintain the K-Tech Equipment in good working order throughout the Term of this Agreement, in accordance with the terms of this Agreement.

12.	Limitation of Liability

IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13.	Indemnification

Host shall indemnify, defend and hold harmless K-Tech and its respective affiliates, subsidiaries, predecessors, successors, assigns and each of their respective directors, officers, owners, investors, employees, agents, contractors and representatives from and against any and all claim and Losses resulting from or arising out of: (i) any inaccuracy in or breach or non-performance of any of Host’s representations and warranties, or other covenants or agreements in this Agreement in any material respects, (ii) the failure of Host to perform or observe any material covenant, agreement or other provision to be performed or observed by it pursuant to this Agreement, (iii) any legal, regulatory or governmental action against or including Host, (iv) any violation of any applicable law or regulation with respect to the Facility and the Services, (v) any gross negligence, criminal act, fraudulent act, fraudulent omission or willful misconduct by Host, its affiliates or any Host employees, or (vi) any damage, loss or destruction of any tangible, real or personal property while in the possession or control of Host or otherwise to the extent caused by any act, omission, or willful misconduct of Host, its affiliates, representatives or agents. If and to the extent that such indemnification is unenforceable for any reason, Host will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable laws.

K-Tech (the “Indemnified Party”) will promptly give notice to Host (the “Indemnifying Party”) in writing upon actual knowledge of any Loss. Notwithstanding the foregoing, lack of prompt notice shall not reduce or eliminate the Indemnifying Party’s obligations hereunder except and only to the extent that the Indemnifying Party has suffered actual prejudice as a result of such lack of prompt notice. The Indemnified Party shall confer with the Indemnifying Party concerning the defense of any Loss. In the event that the Indemnifying Party and/or its insurer has assumed the full defense of the Loss without reservation or qualification of any kind, the Indemnifying Party and/or its insurer shall retain full control over the defense. If the Indemnifying Party or its insurer has assumed the defense with reservation or qualification, the Indemnified Party shall control the defense including the right to select counsel of its choosing, at the expense of the Indemnifying Party. All Parties agree to cooperate in the defense of any Loss.

14.	Confidentiality

From time to time during the term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labelled as “confidential,” or if disclosed orally, is identified as confidential when disclosed and within three (3) days thereafter, is summarized in writing and confirmed as confidential (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Clause 14; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would use to protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s affiliates and its or their employees, officers, directors, shareholders, partners, members, managers, agents, independent contractors, Hosts, sublicensees, subcontractors, attorneys, accountants, and financial advisors who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it may do so but shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy.

Notwithstanding the foregoing, Host acknowledges and agrees that the ultimate parent company of K-Tech is a U.S. publicly traded company and may be required to disclose this Agreement and its related terms in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended. K-Tech may publicly announce that they have entered into this Agreement without disclosing the details thereof, but such public announcement may contain details of the general nature of the Services, the names of the Parties, the MWHrs of load power provided for in the Agreement, the anticipated operational time by when such MWHrs will be available, and the general nature of the power type (e.g., green).

15.	Intellectual Property

15.1	General

Nothing in this Agreement shall be deemed to grant to either Party any rights or licenses, by implication, estoppel or otherwise, to any of the other Party’s intellectual property rights. Neither Party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other Party’s intellectual property rights.

15.2	Use of Trademarks

Neither Party may use the other Party’s trademarks, service marks, trade names, copyrights, other intellectual property rights or other designations in any promotion, publication or press release without the prior written consent of the other Party in each case, which consent shall not be unreasonably withheld or unduly delayed.

16.	Miscellaneous

16.1	No Other Representations

The Parties have not made or relied upon any representations, understandings, or other agreements not specifically set forth in this Agreement.

16.2	Whole Agreement

This Agreement, the Addendums, and any documents referenced in this Agreement represent the whole Agreement between the Parties and is a final, complete and exclusive statement of the terms of this Agreement. No course of prior dealing between the Parties shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

16.3	Waiver; Severability

The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable laws or regulations, or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

16.4	Amendment

Amendments, modifications, or supplements to this Agreement must be in writing signed by authorized representatives of both Parties.

16.5	Assignment

Neither K-Tech nor Host shall assign, delegate or transfer all or part of its rights and/or its obligations under this Agreement, whether voluntarily, involuntarily, or by operation of law, to any third parties without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Agreement shall prevent or restrict a Party from subcontracting or otherwise disposing of any of its obligations under this Agreement to any affiliate or any entity that is controlled (directly or indirectly) by, or under common control with, such Party; provided, that in the case of such a subcontracting or disposition by K-Tech such entity is a U.S. corporation.

16.6	Force Majeure

16.6.1	If any Party to this Agreement is affected by a force majeure event (a “Force Majeure Event”), which means any event which is beyond the reasonable control of the affected Party, and which is unforeseeable, or unavoidable and insurmountable even though foreseeable and which occurs after the Operational Date of the K-Tech Equipment in the Facility, makes it objectively impossible or impractical for the affected Party to perform this Agreement in whole or in part. Such events include but are not limited to flood, fire, drought, typhoon, earthquake, and other acts of God, transportation accident, strike, riots, acts of government, tariffs and international trade barriers, and war, which prevents it from performing all or part of any obligation under this Agreement, the performance of such obligation shall be suspended during the duration of the Force Majeure Event.

16.6.2	The Party claiming to have been affected by a Force Majeure Event shall notify the other Party in writing of the occurrence of the Force Majeure Event in the shortest possible time and shall provide the other Party with the appropriate evidence concerning such event and its duration by a written notice within twenty-four (24) hours after the occurrence of such Force Majeure Event. The Party claiming that a Force Majeure Event renders its performance of this Agreement objectively impossible or impractical shall use its commercially reasonable efforts to eliminate or mitigate the effect of such Force Majeure Event on its performance of its obligations under this Agreement.

16.6.3	The Parties shall, immediately after occurrence of a Force Majeure Event, determine how to perform this Agreement through friendly negotiations. After the elimination or termination of the Force Majeure Event, the Parties shall immediately resume performance of their respective obligations under this Agreement.

16.7	Governing Law and Venue

16.7.1	This Agreement, and any dispute between or among the Parties or their subsidiaries, affiliates or related entities arising out of, relating to, or in connection with this Agreement shall be governed by the laws of the state of New York, United States of America, and also in accordance with U.S. federal law to the extent applicable, without giving to any conflicts of law rule or principle that might require or permit the application of the laws of another jurisdiction.

16.7.2	The Parties agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (i) pre-arbitration where the principals of the Parties shall meet within fifteen (15) Business Days upon request by any Party in the event of a dispute and that arbitration may be filed in accordance with the following subclause (ii) only if the Parties fail to reach an agreement after such meeting or within thirty (30) Business Day from the date of such meeting, whichever is sooner, and (ii) binding arbitration under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the Parties, as provided for by the AAA Commercial Rules. If the Parties fail to mutually agree upon the arbitrator, AAA shall select an arbitrator who has experience with international companies. The Parties agree that discovery will be conducted in accordance with the AAA Commercial Rules. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award will consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Parties understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein will restrict either Party from seeking temporary injunctive relief in a court of law. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Parties agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS Comprehensive Arbitration Rules and Procedures. The seat of arbitration shall be New York. The language of the arbitration proceedings and written decisions or correspondence shall be English.

16.8	Relationship of the Parties

The Parties agree that their relationship hereunder is in the nature of independent contractors. Neither Party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other Party’s behalf. Each Party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other Party. Neither Party shall have any authority to make any agreements or representations on the other Party’s behalf without the other Party’s written consent.

16.9	Notices

Notices hereunder shall be deemed properly given when delivered, if delivered in person, or when transferred via overnight courier and upon delivery, or in the case of email twenty four (24) hours from being sent. Notices shall be delivered to the addresses indicated below until such time as either Party informs the other in writing of a change:

To K-Tech

Attention: [Yiu Wah Kwok]

Address: [7A Mai On Industrial Bldgs, 17-21 Kung Yip Street, Kwai Chung, Hong Kong]

E-mail: [johnnykwok@k-mark.com]

To Host

Attention: [Jim Zhou]

Address: [SUITE 1107 707 7 AVE SW CALGARY AB T2P 3H6]

E-mail: [jimzhou@aurorazenergy.com]

16.10	Survival

Those obligations that expressly or by their nature survive or extend beyond this Agreement, including any termination or expiration thereof, shall so survive. Such obligations include, without limitation, all payment, indemnity, warranty, confidentiality, insurance, and risk allocation provisions. This Clause applies irrespective of which Party terminates this Agreement.

16.11	Interpretation

Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the Parties. The titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement.

16.12	Counterparts

This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by both Parties to this Agreement and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be transmitted by facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.13	Conflict with this Agreement

In the event of any conflict or discrepancy between the terms and conditions of this Agreement (including its amendments), the terms and conditions of this Agreement shall prevail.

[The remainder of this page was intentionally left blank.]

EXECUTION

The Parties signing below represent that they are authorized to enter into this Agreement on behalf of the respective Parties. IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

FOR AND ON BEHALF OF [K-Mark Technology Limited]

/s/ YIU WAH KWOK
Signature

YIU WAH KWOK
Print Name

DIRECTOR
Title

FOR AND ON BEHALF OF [Aurora AZ Energy Ltd.]

/s/ Jing Shan Zhou
Signature

Jing Shan Zhou
Name

CEO
Title

Addendum A

Service Term: [12] Months

Facility:

Located at [Township Road 512 and Range Road 193 Beaver County, Alberta, Canada]

Requirements of the Facility

Infrastructure	The Roof	Water-tight
	The Ground	Flat, clean and dry
	Environment Temperature	-5℃ +50℃
	Lighting	Normal lighting
	Fire Power	Fire alarm facilities

Power	Power Supply	[Total power = Number of miners × Theoretical power]
	Voltage	400V AC 50~60Hz
	All-in Electricity and Maintenance Cost Rate	USD $0.035/KWh. (plus 5% GST)

Cooling	Water Curtain（Optional）	It depends on the head and flow of the pump, the volume of the pool, the position of the ball valve, the thickness of the water curtain and the number of air changes

Network	Starlink	[ ]

CCTV	Coverage	Inside/Outside/Perimeter

Capacity	/	(2.6) MW starting Capacity, 100MW by year 2030

Total Rack Space	/	(2.6) MW of hardware and K-Tech provided container boxes.

Minimum Uptime Ratio	/	95%

Electricity Cost Prepayment	/	/

Hosting Services: including without limitation: rack systems, electrical power, water, fire and smoke detection and internet access.

Calculation of Uptime Ratio: in any given month or other specific time period, Uptime Ratio = [Average Hashing Time of K-Tech Equipment (calculated in minutes)] / [total time passed in such period (calculated in minutes)].

●	Average Hashing Time of K-Tech Equipment = [Total Hashing Time of all K-Tech Equipment]/[the amount of K-Tech Equipment]

Network: Host shall maintain at least two (2) sets of Starlink equipment dedicated to the K-Tech Equipment.

Uptime Exempt Events:

1.	When an Extreme Cold Warning or Blizzard Warning from https://www.canada.ca is in effect for the City of Calgary and the resulting conditions affect the uptime of K-Tech Equipment.

2.	Routine maintenance for a natural gas generator that has accumulated more than 4500 hours of runtime since its last maintenance, provided that such maintenance shall not last longer than seven (7) calendar days. Host shall use best effort to rotate the maintenance of the generators and keep the Uptime Ratio above 65% during the 3-day maintenance period.

3.	Annual routine maintenance and checks for natural gas well/s, provided that such maintenance shall not last longer than seven (7) calendar days.

4.	Events upon K-Tech’s written approval.

K-Tech Equipment

Batch #	Operational Date (the “Operational Date”)	Delivery Date	Model	Hash Rate	Quantity	Unit Price
1	[●]	Within thirty (30) calendar days from the date on which Host issues a formal call for delivery	TBD	[●]	700	US$ TBD
2	[●]		Containers	[●]	[6]	US$ TBD

Metering: Host shall set up separate meters for all K-Tech Equipment and share all the readings with K-Tech. The actual reading of the meters shall be used.

Addendum B Bank Account Details

Host’s Bank Account Details

Swift Code: [ROYCCAT2CIC]

Bank Name: [Royal Bank of Canada●]

Bank Address: [339 8 Ave SW, Calgary, AB T2P 1C9●]

Beneficiary Account Number: [●02539 400-139-2]

Beneficiary Name: [●Aurora AZ Energy Ltd.]

Beneficiary Address: [●SUITE 1107 707 7 AVE SW CALGARY AB T2P 3H6]